 Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated November 11, 2020, relating to the financial statements of Flat Rock Core Income Fund as of September 30, 2020, and to our report dated October 2, 2020, related to the consolidated financial statements of Flat Rock Capital Corp., for the year ended December 31, 2019, and to our report dated November 13, 2020 relating to the senior securities table which appears in this Registration Statement.  We also consent to the references to our firm under the headings “Financial Highlights”, “Senior Securities”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

Cohen & Company, Ltd.

Cleveland, Ohio

November 13, 2020